Exhibit 99.1

Solazyme Reports Second Quarter 2013 Results

Solazyme Bunge Renewable Oils Production Facility on Track for Q4; Commissioning Schedule Accelerated at Clinton Facility;

Announces High Erucic Tailored Oil within Mitsui JDA and Commercial Supply Terms Finalized with Sasol

South San Francisco, CA – August 7, 2013 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced results today for the second quarter ended June 30, 2013.

“We are making great progress as we approach commencement of manufacturing at our commercial production facilities later this year,” said Jonathan Wolfson, CEO of Solazyme. “Capacity build-out at our Brazilian JV facility remains on target, and we are actually accelerating plans at the Clinton, Iowa facility, which should allow us to begin producing product for market and application development during the second half of this year. Peoria is also being retrofitted to produce algal flour and protein products with availability of commercial development quantities also expected in the second half of this year. Tailored oil technology breakthroughs are continuing to open additional attractive end market opportunities, as evidenced by the announcement of the new high erucic tailored oil under development with Mitsui and the related commercial supply terms with Sasol.”

Financial Results

Total revenue for the second quarter ended June 30, 2013 was $11.2 million compared with $13.5 million in the second quarter of 2012. Revenues in the second quarter of 2013 included $4.9 million of product sales compared to $4.1 million in the same period of 2012, an increase of 21%. In the second quarter of 2013, development revenues with commercial partners came in at $6.2 million versus $4.7 million, an increase of 33% over the same period in the prior year. The increases in product and development revenues with commercial partners were offset by lower government funded revenues, in line with our expectations.

Second quarter GAAP net loss attributable to Solazyme, Inc. common stockholders was $25.8 million, which compares with net loss of $19.2 million in the prior year period. On a non-GAAP basis, the net loss was $17.4 million for the second quarter of 2013, compared with net loss of $16.3 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

“Our second quarter results keep us on track to achieve our full year objectives,” said Tyler Painter, CFO of Solazyme. “Our operating and capital expenditures remain within our expectations. As we near the commencement of production at Moema and Clinton, our commercialization path is supported by a strong capital structure and a supportive group of partners.”

Recent Business Highlights

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Solazyme Continues to Expand Disruptive Technology Platform: Solazyme has demonstrated the ability to produce high-value erucic acid through its proprietary microalgae platform. High erucic oil is the second oil in the suite of tailored oils being developed under the JDA with Mitsui, with myristic oil being the first. Erucic acid is commonly found in some rapeseed and mustard seed oils and is currently used mainly as an emulsifier in multiple industries including cosmetics and as a plastics additive.

•

Finalizes Commercial Supply Terms with Sasol: Solazyme and Sasol have finalized commercial terms for the supply of an algal oil rich in erucic acid for production of behenyl alcohol. The companies also signed a letter of intent to expand the relationship to a broad collaboration, including joint manufacturing and marketing of multiple tailored oils.

•

Rapidly Establishing Commercial-Scale Capability to Produce Nutritional Products: Solazyme is establishing new large-scale manufacturing capability for high protein and high lipid products that were previously part of the Solazyme Roquette Nutritionals joint venture. Production of both products is targeted to begin at Solazyme’s Peoria facility this year.

•

Solazyme and AkzoNobel Enter into Joint Development Agreement: Partnership targets the development of advanced tailored oils and commercial sales for the specialty surfactants and paints and coatings markets. The agreement is centered on a shared commitment to the production of high-performance triglyceride-based products that improve upon the performance of plant oils and animal fats.

Conference Call

Solazyme will hold a conference call for investors on August 7, 2013 at 1:30 p.m. PT (4:30 p.m. EDT). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 19340156 beginning approximately two hours after the call, and will be available for one week. A webcast replay of the call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils and food ingredients. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) chemicals and fuels, (2) nutrition and (3) skin and personal care.

Solazyme®, the Solazyme logo and other trademarks or service names are trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Basic Net Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization plans and commercialization timetable for products; market opportunities; application development; agreement on definitive supply terms for products, including selling prices for products; expansion into a broad collaboration and entry into definitive agreements; the attributes of the collaboration; the capacity of facilities; the timetable for bringing facilities online and manufacturing products; the ability to bring manufacturing facilities online with partners; the ability to have access and/or continue to have access to manufacturing facilities constructed and/or owned by partners; development of additional products; meeting commercialization and technology targets and other objectives; its capital structure; and Solazyme’s ability to maintain its relationships with its partners and customers. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; market acceptance of its products; its ability to sell its products at a profit; delays related to construction, start-up or funding of production facilities; its access to adequate supply of feedstock on favorable terms; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations, including the funding thereof; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Research and development programs	$6,260	$9,468	$8,940	$19,028
Product revenues	4,915	4,077	8,915	8,073

Total revenues	11,175	13,545	17,855	27,101
Costs and operating expenses (1)
Cost of product revenue	1,496	1,330	2,950	2,576
Research and development	14,915	18,381	28,635	33,742
Sales, general and administrative	15,436	13,723	30,302	27,779

Total costs and operating expenses	31,847	33,434	61,887	64,097

Loss from operations	(20,672)	(19,889)	(44,032)	(36,996)

Other income (expense) (2)
Interest and other (expense) income, net	(1,439)	309	(2,962)	636
Loss from equity method investment	(2,222)	(510)	(3,181)	(510)
(Loss) gain from change in fair value of warrant liability	(679)	851	(625)	851
Loss from change in fair value of derivative liability	(813)	—	(1,550)	—

Total other income (expense)	(5,153)	650	(8,318)	977

Net loss	$(25,825)	$(19,239)	$(52,350)	$(36,019)

Net loss per share, basic and diluted	$(0.42)	$(0.32)	$(0.85)	$(0.60)

Weighted average number of common shares used in loss per share computation, basic and diluted	61,958	60,378	61,751	60,239

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP BASIC NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss	$(25,825)	$(19,239)	$(52,350)	$(36,019)
Loss (gain) from change in fair value of warrant liability	679	(851)	625	(851)
Loss from change in fair value of derivative liability	813	—	1,550	—
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	1,478	1,013	2,567	1,938
Sales, general and administrative	3,738	2,812	6,654	5,877

Total stock-based compensation expense	5,216	3,825	9,221	7,815
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	410	—	745	—
Dissolution of the Solazyme Roquette JV	1,347	—	1,347	—

Net loss (non-GAAP)	$(17,360)	$(16,265)	$(38,862)	$(29,055)

Basic and diluted loss per share (GAAP)	$(0.42)	$(0.32)	$(0.85)	$(0.60)

Loss (gain) from change in fair value of warrant liability	0.01	(0.01)	0.01	(0.01)
Loss from change in fair value of derivative liability	0.02	—	0.03	—
Stock-based compensation expense	0.08	0.06	0.15	0.13
Amortization of debt discount and issuance costs	0.01	—	0.01	—
Dissolution of the Solazyme Roquette JV	0.02	—	0.02	—

Net loss per share (non-GAAP)	$(0.28)	$(0.27)	$(0.63)	$(0.48)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	June 30, 2013	December 31, 2012
Assets

Current assets
Cash, cash equivalents and marketable securities	$217,102	$149,005
Other current assets	23,446	16,274

Total current assets	240,548	165,279
Property, plant and equipment - net	33,723	32,225
Other assets	25,493	19,520

Total assets	$299,764	$217,024

Liabilities and stockholders’ equity

Current liabilities
Current portion of long-term debt	$62	$7,331
Other current liabilities	20,093	17,607

Total current liabilities	20,155	24,938
Other liabilities	2,663	1,138
Long-term debt	132,314	7,637

Total liabilities	155,132	33,713
Total stockholders’ equity	144,632	183,311

Total liabilities and stockholders’ equity	$299,764	$217,024